Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Alberton Acquisition Corporation on Form S-4 of our report dated September 21, 2020, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SolarMax Technology, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, which report appears in the Proxy Statement / Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement / Prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, effective January 1, 2019, using the modified retrospective approach.

/s/ Marcum LLP
Marcum LLP
Costa Mesa, CA
December 30, 2020